May 10, 2019

Leader Funds Trust

315 W. Mill Plain Blvd., Suite 204

Vancouver, WA 98660

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Legal Counsel” in the Statement of Additional Information for the Leader Short Duration Bond Fund, the Leader Total Return Fund and the Leader Floating Rate Fund, each a series of Leader Funds Trust (the “Trust”), which is included in Pre-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-229484), and Amendment No. 1 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-23419), on Form N-1A of the Trust.

Sincerely,

/s/ John H. Lively

John H. Lively

JOHN H. LIVELY ● MANAGING PARTNER

11300 Tomahawk Creek Pkwy ● Ste. 310 ● Leawood, KS 66211 ● p: 913.660.0778 ● c: 913.523.6112

Practus, LLP ● John.Lively@Practus.com ● Practus.com